UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2006

AmeriVest Properties Inc.
(Exact name of small business issuer as specified in its charter)

Maryland	1-14462	84-1240264
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1780 South Bellaire Street Suite 100, Denver, Colorado 80222

(Address of principal executive offices)

(303) 297-1800

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry Into a Material Definitive Agreement

Purchase and Sale Agreement

On July 17, 2006, AmeriVest Properties Inc. (the “Parent”) together with certain of its wholly-owned subsidiaries (“AmeriVest”), entered into an agreement to sell its entire portfolio of office properties to Koll/PER LLC, a limited liability company owned by The Koll Company of Newport Beach, California and the Public Employee Retirement System of Idaho (“Koll/PER”) for a gross purchase price of $273 million (less a reserve for capital expenditures of approximately $850,000), including an assumption of property level existing debt of approximately $126 million.  The sale is being made pursuant to the plan of liquidation previously adopted by AmeriVest and approved by its shareholders on May 24, 2006.

The transaction is expected to close on a property-by-property basis beginning in mid-August 2006 as loan approvals are received from AmeriVest’s mortgage lenders.  The purchase price has been allocated among the twelve properties.  The agreement is also subject to other customary closing conditions, including a requirement that AmeriVest obtain estoppel certificates from tenants representing at least 75% of the gross base rentals from all twelve properties, but no less than 65% of the gross base rentals for any individual property and 100% of all tenants over 10,000 rentable square feet, each dated no earlier than sixty (60) days before closing.  Under certain circumstances, AmeriVest may elect to delay the closing of its Camelback Lakes property in Phoenix, Arizona pending successful completion of the closings on other portfolio properties. There can be no assurance that the transactions will close on these terms or on any terms.

The Parent is a party to the agreement only for the purposes of (1) indemnifying Koll/PER against expenses associated with any cause of action arising as a result of a shareholder challenge to the consummation of any of the transactions contemplated by the agreement for a period of ninety (90) days following the closing of such transaction and (2) representing and warranting for a period of ninety (90) days following the closing of each transaction as to the accuracy of the descriptions of the subject properties contained in AmeriVest’s SEC filings. The liability of the Parent is limited in each case to six percent (6%) of the allocated gross purchase price.

Koll/PER was required, upon execution of the agreement, to deposit $4 million as earnest money, which amount is nonrefundable except in the case of (1) default by AmeriVest under the agreement; (2) a casualty or condemnation event; (3) certain failures of loan assumption and (4) failure of AmeriVest to deliver the required estoppel certificates. The earnest money will be applied as a credit against the purchase price for each office property on a pro rata basis based on the allocations set forth in the agreement.

Cautionary Statements

The description of the purchase and sale agreement has been included to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the agreement is not intended to be a source of factual, business or operational information about the parties.

The representations, warranties and covenants made by the parties in the agreement are qualified and limited, including by information in the schedules referenced in the agreement that AmeriVest delivered in connection with the execution of the agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information. Investors are not third-party beneficiaries under the agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AmeriVest or its affiliates.

This Current Report on Form 8-K contains forward-looking statements and information under federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual results may differ materially include, without limitation, the uncertainties with closing any or all of the anticipated asset sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investment and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting (filed April 18, 2006) and from time to time in the Company’s filings with the Securities and Exchange Commission.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

99.1                         Press Release dated July 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriVest Properties Inc.

Date: July 21, 2006	By:	/s/ Charles K. Knight
Charles K. Knight
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 18, 2006.